Exhibit 99.1

Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

For Immediate Release

Dover Announces Agreement to Be Acquired by Webster Capital for $8.50 per Share

LITTLETON, MA—(MARKET WIRE)—(April 14, 2015) -Dover Saddlery, Inc. (NASDAQ: DOVR — News), the leading multichannel retailer of equestrian products in the United States, today announced that it has entered into a definitive merger agreement under which a company formed by Webster Capital will acquire all of the outstanding shares of Dover common stock for $8.50 per share in cash and take Dover private. At closing all in-the-money stock options and warrants will be cashed out. Webster is partnering with QIC, one of Webster’s largest institutional investors, to provide equity financing. The Dover Board of Directors has unanimously approved the merger agreement and recommended that Dover’s stockholders vote to approve the transaction.

The offer represents a significant premium over Dover’s current share price. The transaction is expected to close in the second quarter of fiscal 2015, subject to customary closing conditions, including stockholder approval.

Stephen L. Day, CEO and Chairman of the Board of Dover, said, “We are very pleased that the merger agreement we have negotiated with Webster will, upon closing, produce tremendous value for our shareholders. As the leading omni-channel retailer in the equestrian industry, we are excited and looking forward to partnering with Webster to grow our retail store base and pursue other exciting expansion plans. Dover and its employees and customers will benefit from this partnership with Webster, which has extensive experience and business connections in the retail and direct-to-consumer sectors. With our long-standing customer relationships and excellent management team, Dover fits well with Webster’s interest to invest in leading direct-to-consumer companies and help these companies accelerate their growth and evolution. We feel that this will be a win-win outcome for all constituents.”

Donald Steiner, Managing Partner of Webster Capital, stated “We are excited about the opportunity to work with Dover’s management to help Dover achieve its full potential. Webster will support Dover’s strategy to expand its retail store base as well as its catalog and internet marketing programs of quality equestrian products for both the horse and the rider.”

In connection with the execution of the merger agreement, Stephen Day and other certain directors and a member of Dover’s management team, who currently own approximately 25% of Dover’s outstanding shares, have agreed to vote their shares in favor of the merger.

Duff & Phelps, LLC and Piper Jaffray & Co. are acting as financial co-advisors to Dover in the transaction, and Preti, Flaherty, Beliveau & Pachios, Chartered, LLP and Bartlit Beck Herman Palenchar & Scott LLP are acting as Dover’s legal advisors. Goodwin Procter LLP is acting as Webster’s legal advisor.

About Dover

Dover Saddlery, Inc. (NASDAQ: DOVR) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

About Webster

Founded in 2003, Webster Capital is a private equity firm with over $600 million of committed capital which invests in the branded consumer and healthcare services industries. Webster focuses on companies with transaction values in the range of $40 — $100 million. Webster Capital provides equity financing, expertise and a broad contact network for management buyouts and growth capital. For additional information on Webster Capital please visit www.webstercapital.com.

About QIC

QIC is owned by the Queensland Government and is one of the largest institutional investment managers in Australia, with US$57.9 billion (as of December 31, 2014) in funds under management. QIC has over 90 clients including governments, pension plans, sovereign wealth funds and insurers, spanning Australia, Europe, Asia, Middle East and the US. Headquartered in Brisbane, Australia QIC also has offices in New York, San Francisco, Los Angeles and London. For more information, please visit: www.qic.com.

Additional Information About the Transaction and Where You Can Find It

In connection with the transaction, Dover will file a proxy statement with the SEC for Dover’s stockholder meeting and stockholders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by Dover at the SEC’s web site at http://www.sec.gov. The proxy statement (when available) and other relevant documents may also be obtained for free from Dover by directing a request to Dover Saddlery, Inc., c/o Investor Relations, P.O. Box 1100 • Littleton, MA 01460

Dover and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the interests of such directors and executive officers is included in Dover’s Proxy Statement for its 2014 Annual Meeting of Stockholders filed with the SEC on May 7, 2014, and information concerning all of the participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at http://www.sec.gov and from Dover Saddlery, Inc., c/o Investor Relations, P.O. Box 1100 • Littleton, MA 01460.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the proposed merger with an affiliate of Webster. All statements other than statements of historical fact included in this press release regarding the prospects for consummation of the Webster Merger, Dover’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

All trademarks and registered trademarks mentioned herein are the property of their respective owners.

Contact:
Dover Investor Relations
Janet Nittmann
Tel 978-952-8062 x218